EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Substantial Increases in Net Income for Fourth Quarter and Full Year With Continuing Decline in Problem Assets

BETHESDA, Md., Jan. 28, 2010 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the “Company”) (Nasdaq:EGBN), the parent company of EagleBank, today announced net income of $10.4 million for the year ended December 31, 2009, a 40% increase over the $7.4 million for the year ended December 31, 2008. Net income available to common shareholders was $8.1 million ($0.55 per basic and diluted common share) for the year ended December 31, 2009, compared to $7.3 million ($0.63 per basic common share and $0.62 per diluted common share) for the year ended December 31, 2008, a 12% increase.

For the three months ended December 31, 2009, the Company’s net income was $3.0 million, a 78% increase over the $1.7 million for the three months ended December 31, 2008. Net income available to common shareholders was $2.4 million ($0.12 per basic and diluted common share), as compared to $1.5 million ($0.12 per basic and diluted common share) for the same period in 2008, a 63% increase.

“Following a year that involved significant stress in all financial and business sectors, we are extremely pleased to report our financial results for the fourth quarter and full year of 2009,” noted Ronald D. Paul, Chairman, President and Chief Executive Officer of Eagle Bancorp, Inc. “Our results reflect the organization’s ability and desire to continue lending in its marketplace, as evidenced by a $134 million, or 11% increase in loans in 2009; our ability to continue building new and existing client relationships, as evidenced by a 29% increase in deposits in 2009; and our ability to successfully manage credit default matters with the fourth quarter of 2009 being the third successive quarter of declining non-performing assets.” Mr. Paul further noted that the Company had completed a successful integration of the acquisition of Fidelity & Trust Bank “Fidelity,” which has resulted in improved efficiency ratios throughout 2009. Many of Eagle Bancorp’s restructuring plans have been implemented which we are now seeing the benefits of reflected in our efficiency ratio.

A continuing trend of growth in average loans and deposits was the key driver of increases in revenue and net income in both the fourth quarter and full year 2009 results. Average loans increased 11% and 44% for the three and twelve months ended December 31, 2009, respectively. Average deposits increased 20% and 50% for the three and twelve months ended December 31, 2009, respectively. Year over year gains were due in part to the acquisition of Fidelity, completed as of August 31, 2008.

At December 31, 2009, total assets were $1.81 billion compared to $1.50 billion at December 31, 2008, a 21% increase. Total deposits amounted to $1.46 billion, at December 31, 2009, a 29% increase over deposits of $1.13 billion at December 31, 2008, while total loans increased to $1.38 billion at December 31, 2009, from $1.25 billion at December 31, 2008, an 11% increase. Total borrowed funds, which include customer repurchase agreements, decreased to $150.1 million at December 31, 2009 from $216.0 million at December 31, 2008, a 30% decrease, as substantial growth in lower cost core deposits was used to pay down alternative funding sources.

Despite uncertainty in the financial markets and a difficult interest rate environment, the Company posted a strong net interest margin for the fourth quarter of 2009 of 3.96%, which was higher than the net interest margin in the third quarter of 2009 of 3.77%. The higher margin in the fourth quarter was due primarily to lower funding costs resulting from a decline in money market rates and a higher mix of noninterest bearing deposits. Higher average levels of liquid assets during the quarter ended December 31, 2009, as compared to the quarter ended September 30, 2009, somewhat offset lower funding costs. The higher average liquidity is reflected in higher average federal funds sold as both the average and quarterly growth in deposits in the fourth quarter of 2009 exceeded loan growth. Loan growth amounted to $82.2 million in the fourth quarter, as compared to $128.3 million of deposit growth. The loan growth is attributable to both seasonality and to third quarter loan commitments whose fundings carried into the fourth quarter of 2009. The significant increase in deposits in the fourth quarter is primarily attributable to strong sales force efforts and some seasonal inflows.

At December 31, 2009, the Company’s level of nonperforming assets was $27.1 million, representing 1.50% of total assets, compared to $27.4 million of nonperforming assets, or 1.63% of total assets, at September 30, 2009 and $26.4 million, or 1.76% of total assets, at December 31, 2008. The December 31, 2009 ratio of nonperforming assets to total assets represented the third consecutive quarter of decline from a high ratio of 3.33% at March 31, 2009. Management remains attentive to early signs of deterioration in borrowers’ financial conditions and to taking the appropriate action to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for loan losses, at 1.47% of total loans at December 31, 2009, is adequate to absorb potential credit losses in the loan portfolio at that date. The decline in the ratio of the allowance for credit losses to total loans from 1.51% at September 30, 2009 was due to significant growth in the portfolio in the quarter ended December 31, 2009, primarily in categories with lower risk profiles and to $1.84 million in net charge-offs during the fourth quarter which were previously reserved for in the allowance. Included in nonperforming assets at December 31, 2009 were $5.1 million of Other Real Estate Owned (“OREO”) as compared to $4.6 million at September 30, 2009 and $909 thousand at December 31, 2008.

Analysis of the three months ended December 31, 2009 versus 2008

For the three months ended December 31, 2009, the Company reported an annualized return on average assets of 0.68% as compared to 0.46% for the three months ended December 31, 2008. The annualized return on average common equity for the most recent quarter was 7.62%, as compared to 5.21% for the three months ended December 31, 2008. The increases in these ratios was due primarily to a higher net interest margin resulting from loan growth and loan pricing, and to lower funding costs, offset by higher provisions for loan losses.

Net interest income increased 26% for the three months ended December 31, 2009 over 2008, resulting from a 22 basis point increase in the net interest margin over the past twelve months and strong balance sheet growth. For the three months ended December 31, 2009, the net interest margin was 3.96% as compared to 3.74% for the three months ended December 31, 2008. The Company’s net interest margin for the fourth quarter of 2009 increased by 19 basis points to 3.96% from 3.77% for the third quarter of 2009, due primarily to lower funding costs of 25 basis points. The Company’s net interest margin remains favorable to peer banking companies.

The provision for credit losses was $2.5 million for the three months ended December 31, 2009 as compared to $1.5 million for the three months ended December 31, 2008. At December 31, 2009, the allowance for credit losses represented 1.47% of loans outstanding, as compared to 1.45% at December 31, 2008 and 1.51% at September 30, 2009. The higher provisioning and higher allowance percentages in the fourth quarter of 2009, as compared to the fourth quarter of 2008, are primarily attributable to substantial loan growth in the quarter and to higher levels of net credit losses.   Net credit losses represented 0.54% of average loans ($1.8 million) in the fourth quarter of 2009, as compared to 0.05% of average loans ($166 thousand) in the fourth quarter of 2008.

At December 31, 2009, the allowance for credit losses represented 94% of nonperforming loans as compared to 72% at December 31, 2008 and 88% at September 30, 2009. The higher coverage ratio at December 31, 2009 is due primarily to an increase in the allowance for credit losses over the past year. At December 31, 2009, approximately $5.9 million of nonperforming loans represent impaired loans acquired from Fidelity (27% of nonperforming loans) which in accordance with generally accepted accounting principles, are carried at fair value, without any allowance attributable to pre-acquisition deterioration.

For the three months ended December 31, 2009, the Company recorded net charge-offs of $1.8 million as compared to $166 thousand of net charge-offs for the three months ended December 31, 2008. Net charge-offs in the fourth quarter of 2009 were attributable to charge-offs in the unguaranteed portion of SBA loans ($194 thousand), commercial and industrial loans ($1.0 million), consumer loans ($188 thousand), mortgage loans ($161 thousand), and commercial real estate investment property loans ($115 thousand), and owner occupied commercial real estate loans ($137 thousand).

The ratio of nonperforming loans to total loans declined to 1.57% of total loans ($22.0 million) at December 31, 2009 as compared to 1.73% of total loans ($22.8 million) at September 30, 2009 and 2.01% of total loans ($25.5 million) at December 31, 2008.  The decline in the ratio is due to both a decrease in nonperforming loans of $3.5 million year over year and to a larger loan portfolio at December 31, 2009.

Noninterest income for the three months ended December 31, 2009 increased slightly to $1.28 million from $1.26 million for the three months ended December 31, 2008, a 1% increase. This increase was due to higher gains realized on the sale of residential and SBA loans and securities of $138 thousand offset by a decrease of $123 thousand in service charges and other fees.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 59.02% for the fourth quarter of 2009, as compared to 72.54% for the fourth quarter of 2008, as the Company has enhanced its productivity since the acquisition. Noninterest expenses were $10.6 million for the three months ended December 31, 2009, as compared to $10.5 million for the three months ended December 31, 2008, a 1% increase. Higher costs were incurred for salaries and benefits of $142 thousand, data processing of $106 thousand, legal, accounting and professional fees of $292 thousand, and FDIC insurance of $35 thousand. The higher costs were offset by a reduction in marketing and advertising of $395 thousand resulting from the second year of sponsorship costs for the EagleBank Bowl being accrued over the twelve months of 2009, compared to 2008 where the costs were expensed primarily in the fourth quarter.

Analysis of the twelve months ended December 31, 2009 versus 2008

For the twelve months ended December 31, 2009, the Company reported an annualized return on average assets of 0.65% as compared to 0.69% for the twelve months of 2008, while the annualized return on average common equity was 6.60% in 2009, as compared to 8.05% for the same twelve month period in 2008. Declines in these ratios were due primarily to declines in the net interest margin, substantially higher provisions for loan losses, and to higher average capital during 2009 as compared to 2008.

For the year of 2009, net interest income increased 42% over the same period for 2008. Average loans increased 44% and average deposits increased by 50%. Both periods gains were due in part to the acquisition of Fidelity completed August 31, 2008, but also reflected solid organic growth. The net interest margin was 3.85% for the year of 2009, as compared to 4.05% for the year of 2008, as the effects of the volatile interest rate environment was managed well, and the Company’s balance sheet had higher average levels of liquidity in 2009, during a very low interest rate period.

The provision for credit losses was $7.7 million for year of 2009 as compared to $4.0 million in 2008. The higher provisioning in 2009 as compared to 2008 is attributable to higher net charge-offs in 2009, $134 million in loan growth, risk migration within the portfolio due to a weaker economy and to increased reserves for problem loans.

For the twelve months ended December 31, 2009 net charge-offs totaled $5.5 million (0.42% of average loans) versus $1.1 million (0.12% of average loans) for the twelve months ended December 31, 2008. Net charge-offs in the twelve months ended December 31, 2009 were attributable to charge-offs in the unguaranteed portion of SBA loans ($496 thousand), commercial and industrial loans ($3.2 million), consumer loans ($568 thousand), mortgage loans ($552 thousand), commercial real estate investment property loans ($488 thousand) and owner occupied commercial real estate loans ($175 thousand).

Noninterest income for the year of 2009 was $7.3 million compared to $4.4 million in 2008, an increase of 67%. This increase was due primarily to higher service charges of $844 thousand resulting primarily from increased numbers of deposit accounts, higher gains realized on the sale of residential and SBA loans of $628 thousand, and gains realized on the investment securities portfolio of $1.5 million. Investment gains were the result of asset/liability management decisions in the second quarter of 2009 to reduce call risk in the portfolio of U.S. Agency securities, to reduce potential extension risk in longer-term U.S. Agency mortgage backed securities and to better position the investment portfolio for potentially higher interest rates over future years.

Noninterest expenses were $42.8 million for the year of 2009, as compared to $30.8 million for 2008, a 39% increase. The primary reason for this increase was the Fidelity acquisition which increased the size of the organization resulting in higher staff levels and related personnel costs of $4.2 million, increased occupancy costs of $1.9 million, and data processing of $734 thousand. In addition, higher costs were incurred for legal, accounting and professional fees of $1.7 million, and FDIC insurance fees of $2.1 million, which includes the special FDIC assessment of approximately $723 thousand recorded in the second quarter of 2009 and increased deposit insurance rates beginning in the second quarter of 2009. Other expenses increased $1.3 million primarily due to $254 thousand in OREO expenses, $224 thousand for a director fee agreement termination payment, $123 thousand in amortization of core deposit intangibles, $289 thousand in losses from overdraft write-offs, $100 thousand in insurance expense and $310 thousand in general and administrative costs due to the growth of the organization subsequent to the Fidelity acquisition. For the year of 2009, the efficiency ratio was 64.01% as compared to 66.49% for the year ended December 31, 2008.

On December 23, 2009, the Company completed the redemption of 15,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $1,000 liquidation amount per share (the "Series A Preferred Stock") issued to the Treasury in December 2008 pursuant to the Troubled Asset Relief Program Capital Purchase Program. The aggregate redemption price for the shares was $15,079,167, including accrued but unpaid dividends. Following the repurchase, 23,235 shares ($23.235 million) of Series A Preferred Stock remain outstanding, held by the Treasury.

At the time of the redemption, Mr. Paul stated, "We are very proud to have been among those companies determined to be healthy and therefore eligible for an investment by the Treasury in December 2008. That investment enabled the Company to maintain a very strong capital position, and allowed EagleBank to continue making quality loans in our community throughout 2009 which was the purpose of the program; thus meeting the needs of our credit-worthy customers. In light of our highly successful common stock offering completed in September 2009, and some signs of improvement in the economy along with our earnings performance, we believe that it was prudent to begin redeeming the Preferred Stock from the Treasury." Mr. Paul continued, “Any future decisions about the remaining shares will be made after taking into account opportunities for growth in our current markets, organically or by acquisition, market and economic trends and the potential impact on our shareholders. While the remaining shares of Preferred Stock are outstanding, the Company will still be bound by the conditions of the Capital Purchase Program, which have not been problematic for us.”

Following the redemption, the Company’s capital ratios remain in excess of those required for well capitalized status. At December 31, 2009, Eagle Bancorp had a total risk based capital ratio of 13.57%, a Tier 1 risk based capital ratio of 11.82%, and a tangible common equity capital ratio of 8.96%.

The financial information which follows provides more detail on the Company’s financial performance for the twelve and three months ended December 31, 2009 as compared to the twelve and three months ended December 31, 2008, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through fourteen offices, located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

The Eagle Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6101

Conference Call: Eagle Bancorp will host a conference call to discuss the fourth quarter and full year 2009 financial results on Thursday, January 28, 2010 at 10:00 a.m. eastern time. The public is invited to listen to this conference call by dialing 888-695-0608, or by accessing the call on the Company’s website, www.eaglebankcorp.com. A replay of the conference call will be available through the Company’s website through February 11, 2010.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Financial Highlights
(in thousands, except per share data)
	Twelve Months Ended December 31,		Three Months Ended December 31,
Income Statements:	2009 (Unaudited)	2008 (Unaudited)	2009 (Unaudited)	2008 (Unaudited)
Total interest income	$84,338	$65,657	$22,413	$20,904
Total interest expense	24,809	23,676	5,685	7,680
Net interest income	59,529	41,981	16,728	13,224
Provision for credit losses	7,669	3,979	2,528	1,450
Net interest income after provision for credit losses	51,860	38,002	14,200	11,774
Noninterest income (before investment gains)	5,759	4,364	1,275	1,314
Investment gains	1,538	2	1	(53)
Total noninterest income	7,297	4,366	1,276	1,261
Total noninterest expense	42,773	30,817	10,627	10,507
Income before income tax expense	16,384	11,551	4,849	2,528
Income tax expense	5,965	4,123	1,898	867
Net income	10,419	7,428	2,951	1,661
Preferred stock dividends and discount accretion	2,307	177	540	177
Net Income Available to Common Shareholders	$8,112	$7,251	$2,411	$1,484

Per Share Data:
Earnings per weighted average common share, basic	$0.55	$0.63	$0.12	$0.12
Earnings per weighted average common share, diluted	$0.55	$0.62	$0.12	$0.12
Weighted average common shares outstanding, basic	14,643,294	11,556,569	19,521,574	12,703,425
Weighted average common shares outstanding, diluted	14,784,631	11,682,059	19,779,726	12,777,262
Actual shares outstanding	19,534,226	12,714,355	19,534,226	12,714,355
Book value per common share at period end	$8.48	$8.34	$8.48	$8.34
Tangible book value per common share at period end	$8.26	$8.07	$8.26	$8.07
Dividend per common share	$--	$0.11	$--	$--

Performance Ratios (annualized):
Return on average assets	0.65%	0.69%	0.68%	0.46%
Return on average common equity	6.60%	8.05%	5.79%	5.21%
Net interest margin	3.85%	4.05%	3.96%	3.74%
Efficiency ratio (1)	64.01%	66.49%	59.02%	72.54%

Other Ratios:
Allowance for credit losses to total loans	1.47%	1.45%	1.47%	1.45%
Allowance for credit losses to total nonperforming loans	93.62%	72.29%	93.62%	72.29%
Allowance for credit losses to total nonperforming assets	76.00%	69.80%	76.00%	69.80%
Nonperforming loans to total loans	1.57%	2.01%	1.57%	2.01%
Nonperforming assets to total assets	1.50%	1.76%	1.50%	1.76%
Net charge-offs (annualized) to average loans	0.42%	0.12%	0.54%	0.05%
Common equity to total assets	9.15%	6.96%	9.15%	6.96%
Tier 1 leverage ratio	10.29%	9.22%	10.29%	9.22%
Tier 1 risk based capital ratio	11.82%	9.78%	11.82%	9.78%
Total risk based capital ratio	13.57%	11.93%	13.57%	11.93%
Tangible common equity to tangible assets	8.96%	6.87%	8.96%	6.87%

Loan Balances -Period End (in thousands):
Commercial and Industrial	$346,692	$334,999	$346,692	$334,999
Commercial real estate --owner occupied	$200,069	$184,073	$200,069	$184,073
Commercial real estate - income producing	$499,501	$364,996	$499,501	$364,996
1-4 Family mortgage	$9,236	$9,757	$9,236	$9,757
Construction - commercial and residential	$249,058	$283,020	$249,058	$283,020
Home equity	$87,283	$80,295	$87,283	$80,295
Other consumer	$7,471	$8,500	$7,471	$8,500

Average Balances (in thousands):
Total assets	$1,595,618	$1,076,201	$1,732,168	$1,451,295
Total earning assets	$1,544,950	$1,037,732	$1,677,573	$1,406,421
Total loans (2)	$1,312,537	$911,329	$1,352,076	$1,218,067
Total deposits	$1,257,021	$839,568	$1,381,305	$1,152,376
Total borrowings	$169,247	$138,023	$141,406	$177,955
Total stockholders’ equity	$160,648	$92,892	$202,004	$113,245

(1) Computed by dividing noninterest expense by the sum of net interest income and noninterest income
(2) Includes loans held for sale

Eagle Bancorp, Inc.
Statements of Financial Condition
(dollars in thousands)

	December 31, 2009 (Unaudited)	September 30, 2009 (Unaudited)	December 31, 2008 (Audited)
Assets
Cash and due from banks	$21,955	$21,253	$27,157
Federal funds sold	88,248	83,002	191
Interest bearing deposits with banks and other short term investments	7,484	7,433	2,489
Investment securities available for sale, at fair value	235,227	209,599	159,480
Federal Reserve and Federal Home Loan Bank stock	10,417	10,053	9,599
Loans held for sale	1,550	1,068	2,718
Loans	1,399,310	1,317,089	1,265,640
Less: Allowance for credit losses	(20,619)	(19,929)	(18,403)
Loans, net	1,378,691	1,297,160	1,247,237
Premises and equipment, net	9,253	9,246	9,666
Deferred income taxes	12,455	11,011	11,106
Bank owned life insurance	12,912	12,797	12,450
Intangible assets, net	4,379	4,447	2,533
Other real estate owned	5,106	4,581	909
Other assets	17,827	11,123	11,292
Total Assets	$1,805,504	$1,682,773	$1,496,827

Liabilities and Stockholders’ Equity
Noninterest bearing deposits	$307,959	$233,994	$223,580
Interest bearing transaction	59,720	55,513	54,801
Savings and money market	582,854	475,138	271,791
Time, $100,000 or more	235,913	299,171	249,516
Other time	273,828	268,186	329,692
Total deposits	1,460,274	1,332,002	1,129,380
Customer repurchase agreements and federal funds purchased	90,790	79,301	98,802
Other short-term borrowings	10,000	30,000	55,000
Long-term borrowings	49,300	29,300	62,150
Other liabilities	6,818	10,654	9,124
Total liabilities	1,617,182	1,481,257	1,354,456

Stockholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series A, $1,000 per share liquidation preference, shares issued and outstanding 23,235, 38,235, and 38,235 respectively, discount of $570, $696, and $1,892, respectively, net	22,612	37,487	36,312
Common stock, $0.01 par value; shares authorized 50,000,000, shares issued and outstanding 19,534,226, 19,505,339, and 12,714,355, respectively	195	195	127
Warrants	946	946	1,892
Additional paid in capital	129,211	128,977	76,822
Retained earnings	33,025	30,756	24,866
Accumulated other comprehensive income	2,333	3,155	2,352
Total stockholders’ equity	188,322	201,516	142,371
Total Liabilities and Stockholders’ Equity	$1,805,504	$1,682,773	$1,496,827

EAGLE BANCORP, INC.
Consolidated Statements of Operations
For the Twelve and Three Month Periods Ended December 31, 2009 and 2008 (Unaudited)
(dollars in thousands, except per share data)

	Twelve Months Ended December 31,		Three Months Ended December 31,
Interest Income	2009	2008	2009	2008
Interest and fees on loans	$77,004	$59,901	$20,576	$18,804
Interest and dividends on investment securities	7,138	5,459	1,747	2,040
Interest on balances with other banks and short-term investments	94	98	39	24
Interest on federal funds sold	102	199	51	36
Total interest income	84,338	65,657	22,413	20,904
Interest Expense
Interest on deposits	20,956	19,543	4,864	6,413
Interest on customer repurchase agreements
and federal funds purchased	957	1,406	184	388
Interest on short-term borrowings	611	546	184	124
Interest on long-term borrowings	2,285	2,181	453	755
Total interest expense	24,809	23,676	5,685	7,680
Net Interest Income	59,529	41,981	16,728	13,224
Provision for Credit Losses	7,669	3,979	2,528	1,450
Net Interest Income After Provision For Credit Losses	51,860	38,002	14,200	11,774

Noninterest Income
Service charges on deposits	2,898	2,058	716	767
Gain on sale of loans	1,054	426	104	19
Gain on sale of investment securities	1,538	2	1	(52)
Increase in the cash surrender value of bank owned life insurance	463	466	115	115
Other income	1,344	1,414	340	412
Total noninterest income	7,297	4,366	1,276	1,261
Noninterest Expense
Salaries and employee benefits	20,889	16,728	5,412	5,270
Premises and equipment	7,343	5,424	1,843	1,861
Marketing and advertising	1,099	1,054	313	656
Data processing	2,356	1,622	576	470
Legal, accounting and professional fees	2,731	1,054	690	398
FDIC insurance premiums	2,743	642	278	243
Other expenses	5,612	4,293	1,514	1,609
Total noninterest expense	42,773	30,817	10,627	10,507
Income Before Income Tax Expense	16,384	11,551	4,849	2,528
Income Tax Expense	5,965	4,123	1,898	867
Net Income	10,419	7,428	2,951	1,661
Preferred Stock Dividends and Discount Accretion	2,307	177	540	177
Net Income Available to Common Shareholders	$8,112	$7,251	$2,411	$1,484

Earnings Per Common Share
Basic	$0.55	$0.63	$0.12	$0.12
Diluted	$0.55	$0.62	$0.12	$0.12
Dividends Declared Per Common Share	$--	$0.11	$--	$--

EAGLE BANCORP, INC.
Average Balances, Interest Yields And Rates, And Net Interest Margin (Unaudited)
(dollars in thousands)

	Three Months Ended December 31,
	2009			2008
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$7,470	$39	2.07%	$6,648	$24	1.44%
Loans (1) (2) (3)	1,352,076	20,576	6.04%	1,218,067	18,804	6.14%
Investment securities available for sale (3)	224,225	1,747	3.09%	166,803	2,040	4.87%
Federal funds sold	93,802	51	0.22%	14,903	36	0.96%
Total interest earning assets	1,677,573	22,413	5.30%	1,406,421	20,904	5.91%

Total noninterest earning assets	74,569			62,433
Less: allowance for credit losses	19,974			17,559
Total noninterest earning assets	54,595			44,874
TOTAL ASSETS	$1,732,168			$1,451,295

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$55,434	$44	0.31%	$51,536	$53	0.41%
Savings and money market	527,300	1,845	1.39%	282,534	1,232	1.73%
Time deposits	524,860	2,975	2.25%	605,022	5,128	3.37%
Total interest bearing deposits	1,107,594	4,864	1.74%	939,092	6,413	2.72%
Customer repurchase agreements and federal funds purchased	82,106	184	0.89%	99,071	388	1.56%
Other short-term borrowings	23,696	184	3.08%	6,522	124	1.10%
Long-term borrowings	35,604	453	5.05%	72,362	755	4.73%
Total interest bearing liabilities	1,249,000	5,685	1.81%	1,117,047	7,680	2.73%

Noninterest bearing liabilities:
Noninterest bearing demand	273,711			213,284
Other liabilities	7,453			7,719
Total noninterest bearing liabilities	281,164			221,003

Stockholders’ equity	202,004			113,245
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,732,168			$1,451,295

Net interest income		$16,728			$13,224
Net interest spread			3.49%			3.18%
Net interest margin			3.96%			3.74%

(1) Includes loans held for sale.
(2) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $752 thousand and $514 thousand for the three months ended December 31, 2009 and 2008, respectively.
(3) Interest and fees on loans and investments exclude tax equivalent adjustments.

EAGLE BANCORP, INC.
Average Balances, Interest Yields And Rates, And Net Interest Margin (Unaudited)
(dollars in thousands)

	Year Ended December 31,
	2009			2008
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$3,928	$94	2.37%	$3,750	$98	2.61%
Loans (1) (2) (3)	1,312,537	77,004	5.87%	911,329	59,901	6.57%
Investment securities available for sale (3)	182,073	7,138	3.92%	111,398	5,459	4.90%
Federal funds sold	46,412	102	0.22%	11,255	199	1.77%
Total interest earning assets	1,544,950	84,338	5.46%	1,037,732	65,657	6.33%

Total noninterest earning assets	70,012			50,050
Less: allowance for credit losses	19,344			11,581
Total noninterest earning assets	50,668			38,469
TOTAL ASSETS	$1,595,618			$1,076,201

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$52,083	$161	0.31%	$48,094	$306	0.64%
Savings and money market	401,912	6,144	1.53%	225,126	4,212	1.87%
Time deposits	566,686	14,651	2.59%	402,232	15,025	3.74%
Total interest bearing deposits	1,020,681	20,956	2.05%	675,452	19,543	2.89%
Customer repurchase agreements and federal funds purchased	93,363	957	1.03%	68,696	1,406	2.05%
Other short-term borrowings	30,562	611	1.97%	15,577	546	2.56%
Long-term borrowings	45,322	2,285	5.06%	53,750	2,181	4.33%
Total interest bearing liabilities	1,189,928	24,809	2.09%	813,475	23,676	2.91%

Noninterest bearing liabilities:
Noninterest bearing demand	236,340			164,116
Other liabilities	8,702			5,718
Total noninterest bearing liabilities	245,042			169,834

Stockholders’ equity	160,648			92,892
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,595,618			$1,076,201

Net interest income		$59,529			$41,981
Net interest spread			3.37%			3.42%
Net interest margin			3.85%			4.05%

(1) Includes loans held for sale.
(2) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $2.1 million and $1.6 million for 2009 and 2008, respectively.
(3) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights (Quarterly Trends)
(in thousands, except per share data) (Unaudited)
	Three Months Ended
Income Statements:	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008
Total interest income	$22,413	$21,426	$20,432	$20,067	$20,904	$16,744	$13,995	$14,014
Total interest expense	5,685	6,408	6,112	6,604	7,680	5,829	4,753	5,414
Net interest income	16,728	15,018	14,320	13,463	13,224	10,915	9,242	8,600
Provision for credit losses	2,528	1,857	1,718	1,566	1,450	995	814	720
Net interest income after provision for credit losses	14,200	13,161	12,602	11,897	11,774	9,920	8,428	7,880
Noninterest income (before investment gains or losses)	1,275	1,486	1,698	1,300	1,314	1,150	970	930
Investment gains (losses)	1	--	1,405	132	(53)	45	--	10
Total noninterest income	1,276	1,486	3,103	1,432	1,261	1,195	970	940
Salaries and employee benefits	5,412	5,128	5,044	5,305	5,270	4,172	3,646	3,640
Premises and equipment	1,843	1,798	1,827	1,875	1,861	1,380	1,103	1,080
Marketing and advertising	313	228	242	315	734	125	114	81
Other expenses	3,058	3,126	4,460	2,798	2,642	1,893	1,669	1,407
Total noninterest expense	10,627	10,280	11,573	10,293	10,507	7,570	6,532	6,208
Income before income tax expense	4,849	4,367	4,132	3,036	2,528	3,545	2,866	2,612
Income tax expense	1,898	1,625	1,481	961	867	1,284	1,011	961
Net income	2,951	2,742	2,651	2,075	1,661	2,261	1,855	1,651
Preferred stock dividends and discount accretion	540	595	589	583	177	--	--	--
Net Income Available to Common Shareholders	$2,411	$2,147	$2,062	$1,492	$1,484	$2,261	$1,855	$1,651

Per Share Data (1):
Earnings per weighted average common share, basic	$0.12	$0.16	$0.16	$0.12	$0.12	$0.20	$0.17	$0.15
Earnings per weighted average common share, diluted	$0.12	$0.15	$0.16	$0.12	$0.12	$0.19	$0.17	$0.15
Weighted average common shares outstanding, basic	19,521,574	13,504,539	12,750,496	12,742,725	12,703,425	11,482,401	10,816,857	10,759,361
Weighted average common shares outstanding, diluted	19,779,726	13,794,355	12,887,964	12,793,974	12,777,262	11,576,095	10,896,766	10,927,392
Actual shares outstanding	19,534,226	19,505,339	12,763,940	12,745,118	12,714,355	12,686,128	10,826,828	10,769,277
Book value per common share at period end	$8.48	$8.46	$8.52	$8.49	$8.34	$7.93	$7.78	$7.76
Dividend per common share	$--	$--	$--	$--	$--	$--	$0.05	$0.05

Performance Ratios (annualized):
Return on average assets	0.68%	0.67%	0.70%	0.56%	0.46%	0.82%	0.84%	0.77%
Return on average common equity	5.79%	7.62%	7.71%	5.87%	5.21%	9.97%	8.81%	7.98%
Net interest margin	3.96%	3.77%	3.91%	3.76%	3.74%	4.11%	4.34%	4.19%
Efficiency ratio (2)	59.02%	62.29%	66.42%	69.10%	72.54%	62.51%	63.96%	65.07%

Other Ratios:
Allowance for credit losses to total loans	1.47%	1.51%	1.50%	1.50%	1.45%	1.46%	1.15%	1.15%
Nonperforming loans to total loans	1.57%	1.73%	2.36%	3.67%	2.01%	1.79%	1.45%	1.54%
Nonperforming assets to total assets	1.50%	1.63%	2.14%	3.33%	1.76%	1.45%	1.26%	1.30%
Net charge-offs (annualized) to average loans	0.54%	0.48%	0.35%	0.29%	0.05%	0.27%	0.20%	0.01%
Tier 1 leverage ratio	10.29%	11.68%	8.96%	9.06%	9.39%	8.79%	9.43%	9.55%
Tier 1 risk based capital ratio	11.82%	13.65%	9.91%	10.26%	9.97%	7.55%	9.74%	9.90%
Total risk based capital ratio	13.57%	15.57%	12.05%	12.43%	12.11%	9.75%	10.80%	10.95%

Average Balances (in thousands):
Total assets	$1,732,168	$1,631,200	$1,519,091	$1,497,036	$1,451,295	$1,098,362	$891,012	$860,030
Total earning assets	$1,677,573	$1,579,603	$1,468,296	$1,453,527	$1,406,421	$1,057,543	$857,232	$825,463
Total loans (3)	$1,352,076	$1,317,685	$1,297,634	$1,281,950	$1,218,067	$922,224	$770,034	$731,501
Total deposits	$1,381,305	$1,321,405	$1,164,977	$1,157,226	$1,152,376	$863,930	$683,151	$655,105
Total borrowings	$141,406	$146,819	$199,479	$190,065	$177,955	$138,374	$118,634	$116,684
Total stockholders’ equity	$202,004	$153,171	$145,492	$141,341	$113,245	$90,223	$84,708	$83,200

(1) Per share amounts and the number of outstanding shares have been adjusted to give effect to the 10% common stock dividend paid on October 1, 2008
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income
(3) Includes loans held for sale

CONTACT:  Eagle Bancorp, Inc.
          Michael T. Flynn
          301.986.1800